UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 18, 2015

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held on the 4th floor of the Company's offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 18, 2015, at 9:00 a.m. CST, for the following purposes:

(1)	To elect three directors for terms of three years and one director for a term of one year;

(2)	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm; and

(3)	To consider and act upon a proposal to amend the Amended and Restated 1990 Long-Term Incentive Plan.

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 26, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders using the Internet. On or about January 9, 2015, you were provided with a Notice of Internet Availability of Proxy Materials ("Notice") and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa
January 9,  2015

LEE ENTERPRISES, INCORPORATED
 2015 ANNUAL MEETING OF STOCKHOLDERS
 PROXY STATEMENT

GENERAL INFORMATION

References to "we", "our", "us" and the like, except under "Executive Compensation", refer to Lee Enterprises, Incorporated (the "Company"). References to "2014", "2013", "2012" and the like refer to the fiscal year ending, or ended, the last Sunday in September.

Why Am I Receiving These Materials?

Lee Enterprises, Incorporated has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 18, 2015, at 9:00 a.m. CST. These materials were first sent or made available to stockholders on January 9, 2015. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the "Proxy Statement"). The Annual Meeting will be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924.

What Is Included In These Materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•
If you have elected mail delivery, our Annual Report on Form 10-K for the year ended September 28, 2014 (the "Annual Report"), as filed with the Securities and Exchange Commission (the "SEC") on December 12, 2014.

What Matters Will Be Voted On At The Annual Meeting?

We are aware of three matters that stockholders may vote on at the Annual Meeting. The following items are each listed on our proxy card:

•	The election to our Board of Directors ("Board") of four nominees named in the Proxy Statement (Proposal 1);

•	The ratification of our Board's selection of KPMG LLP as our independent registered public accounting firm (Proposal 2); and

•	The approval of our Amended and Restated 1990 Long-Term Incentive Plan (Proposal 3).

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What Are The Board's Voting Recommendations?

The Board of Directors recommends that you vote your shares:

•	"FOR" each of the nominees to the Board (Proposal 1);

•	"FOR" ratification of the selection of KPMG LLP as our independent registered accounting firm (Proposal 2); and

•	"FOR" the approval of our Amended and Restated 1990 Long-Term Incentive Plan (Proposal 3).

Why Did I Receive A One-Page Notice In The Mail Regarding The Internet Availability Of Proxy Materials Instead Of A Full Set Of Proxy Materials?

In accordance with rules adopted by the SEC, we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended September 28, 2014. Accordingly, a Notice of Internet Availability of Proxy

Materials (the "Notice") has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions to inform us how to send our future proxy materials to you electronically by email, or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email, or in printed form by mail, will remain in effect until you terminate it.

How May I Obtain An Additional Printed Copy Of The Proxy Materials?

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call our offices at the following:

Lee Enterprises, Incorporated
Attn: Investor Relations
201 N. Harrison Street, Suite 600
Davenport, IA 52801-1924
(563) 383-2100

Stockholders who hold shares in "street name" (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information.

How Can I Obtain Electronic Access To The Proxy Materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available at www.ezodproxy.com/leeenterprises/2015. This website address is included for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

Who May Vote At The Annual Meeting?

Each share of our Common Stock has one vote on each proposal. Only stockholders of record at the close of business on December 26, 2014 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2014, there were 53,759,748 shares of Common Stock outstanding.

How Can I Convert Former Class B Common Stock Into Common Stock?

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold shares of Class B Common Stock, contact our transfer agent, Wells Fargo Shareowner Services ("Wells Fargo") at 1-877-468-9716 to have the shares converted to Common Stock.

What Is The Difference Between A Stockholder Of Record And A Beneficial Owner Of Shares Held In Street Name?

Stockholder of Record. If your shares are registered directly in your name with Wells Fargo, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the "beneficial owner" of shares held in "street name," and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I Am A Stockholder Of Record Of Company Shares, How Do I Vote?

If you are a stockholder of record of Company shares, there are four ways to vote:

•
In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date;

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice (at www.proxypush.com/lee);

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card (1-866-883-3382); or

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it.

If I Am A Beneficial Owner Of Company Shares Held In Street Name, How Do I Vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares; or

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

Beneficial owners of shares held in street name cannot vote in person at the Annual Meeting.

What Is The Quorum Requirement For The Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.

How Are Proxies Voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What Happens If I Do Not Give Specific Voting Instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters, as defined by the applicable rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which Ballot Measures Are Considered “Routine” Or “Non-Routine”?

The election of directors (Proposal 1) and the approval of the Amended and Restated 1990 Long-Term Incentive Plan (Proposal 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1 and 3.

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2015 (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

What Is The Voting Requirement To Approve Each Of The Proposals?

With respect to the election of directors (Proposal 1), the affirmative vote of the holders of a PLURALITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to elect directors. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of the nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth in Proposal 1 below. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee and director continuing in office that led the Board of Directors to conclude that each is well qualified to serve as a member of our Board of Directors.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to ratify the selection of KPMG (Proposal 2). If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as our independent registered public accounting firm for 2015. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a MAJORITY of our Common Stock represented in person or by proxy is required for the approval of the Amended and Restated 1990 Long-Term Incentive Plan (Proposal 3). If approved by our stockholders, the Amended and Restated 1990 Long-Term Incentive Plan becomes effective as of December 4, 2014.

How Are Broker Non-Votes And Abstentions Treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. With respect to the election of directors (Proposal 1), under plurality voting, broker non-votes and abstentions would have no effect on determining the nominees elected. However, under majority voting, broker non-votes and abstentions have the same effect as a vote AGAINST such matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In order to minimize the number of broker non-votes, we encourage you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

May I Change My Vote After I Have Voted?

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using, respectively, the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 17, 2015. A stockholder of record may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

Is My Vote Confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where Can I Find The Voting Results Of The Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Who Is Paying The Costs Of Proxy Solicitation?

The Company is paying the costs of the solicitation of proxies. We have retained Morrow & Co., LLC to aid in the solicitation of proxies, for which we will pay an amount that is estimated will not exceed $7,000, plus expenses.

The Company must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile.

How Can I Attend The Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. The Annual Meeting will be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924 on February 18, 2015, at 9:00 a.m. CST.

What Is The Deadline To Propose Actions For Consideration, Or To Nominate Individuals To Serve As Directors, At The 2016 Annual Meeting Of Stockholders?

Proposals of stockholders in accordance with SEC rules to be presented at the 2016 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting by September 10, 2015.

Stockholders who want to bring business before the 2016 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our Amended and Restated By-Laws ("By-Laws") dealing with stockholder proposals. The notice must be delivered to, or mailed and received at the address of the Company shown on the cover of this Proxy Statement, by September 10, 2015. The requirements for such notice are set forth in our By-Laws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 7, 2013. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings”.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2018 and one director is to be elected for a one-year term expiring at the annual meeting in 2016.

Nominees for Election as Directors with Terms Expiring in 2018

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and has been nominated by the full Board of Directors for election as a director at the Annual Meeting. Each nominee is independent, as defined in the listing standards of the NYSE. The current terms of directors Magid, Mayer, Schermer and Vittert expire February 18, 2015.

Brent Magid, 49, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. Mr. Magid provides the Board of Directors with experience and insight into key marketing and advertising trends and related media industry strategies.

Mr. Magid is a member of the Audit Committee and the Executive Compensation Committee.

William E. Mayer, 74, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company and Premier Inc., and a member of the Board of Trustees of the Columbia Group of Mutual Funds. Since 1976, Mr. Mayer has served on the boards of directors of 17 public companies, and as chairman of the boards of trustees of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board of Directors with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is a member of the Executive Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as our Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Gregory P. Schermer, 60, Director since 1999

Mr. Schermer is Vice President-Strategy of the Company. From 1989 to July 2006, Mr. Schermer also served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer leads the development of our digital media strategies and platforms and represents the Company in several industry digital media initiatives, including The Local Media Consortium (the "Consortium"), a group of 52 companies that represent more than 1,250 local newspapers helping local advertisers to reach digital audiences. Mr. Schermer serves as a member of the Consortium's executive committee. Mr. Schermer provides the Board of Directors with insight and operational perspective on the Company's digital media strategies.

Nominee for Election as Director with Term Expiring in 2016

Mark B. Vittert, 66, Director since 1986

Mr. Vittert has been a private investor for more than 20 years. Over the past 40 years, Mr. Vittert has been involved as a founder, developer of, or investor in several companies involved in market research and youth marketing, publishing, sporting goods and the food and beverage industries. Mr. Vittert was a founder of Business Journals Publishing Corp., with publications in major metropolitan markets including Indianapolis, St. Louis, Pittsburgh, Philadelphia, Baltimore and Cincinnati. Since the sale of the business, he continues to be an investor in several publications. Mr. Vittert has also served on the boards of directors of several public companies, and provides the Board of Directors with insight and experience in corporate governance, risk management and the publishing industry.

Mr. Vittert is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2016

Mary E. Junck, 67, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. She is also a director of TNI Partners, which is owned 50% by the Company. Ms. Junck is a director and chairman of the board of directors of The Associated Press. Ms. Junck leads our senior executive team and provides the Board of Directors with in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance.

Ms. Junck is Chairman of the Executive Committee.

Herbert W. Moloney III, 63, Director since 2001

From December 2006 through July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board of Directors with more than 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is Chairman of the Executive Compensation Committee and a member of the Audit Committee and the Executive Committee.

Andrew E. Newman, 70, Director since 1991

Mr. Newman is Chairman of Hackett Security, Inc., a security systems company with operations in several states; a private investor; and a trustee of Washington University, St. Louis. Mr. Newman has been a founder, principal and/or chief executive officer of several retail and restaurant companies and a group of business publications. Mr. Newman's business, executive and financial experience provide the Board of Directors with strong oversight of its financial and disclosure responsibilities, procedures and controls, and qualify him to serve as Chairman of our Audit Committee and as its designated financial expert. He is also a member of the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2017

Richard R. Cole, 72, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board of Directors over 40 years experience in the profession of journalism and journalism-mass communications education.

Dr. Cole is chairman of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 63, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL. Prior to 1989, Ms Donovan was instrumental in the development of the Discover Card, and led all marketing and merchant sales. Ms. Donovan provides the Board of Directors with experience in corporate finance, capital markets, risk analysis and strategic investment.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 62, Director since 2008

Mr. Elmore is an attorney. Mr. Elmore is also a basketball analyst for ESPN and CBS Sports. Mr. Elmore served as a board member of iHoops, the official youth basketball initiative of the NCAA and the NBA, from its inception in April 2009, and from May 2010 as its Chief Executive Officer, until October 2011. Prior to joining iHoops, Mr. Elmore was a partner with the law firm of Dreier LLP from September 2008 until December 2008, and senior counsel with the law firm of Dewey & LeBoeuf from 2004 to 2008. Mr. Elmore served as a trustee of the University of Maryland, and is a commissioner on the John S. and James L. Knight Foundation's Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the board of directors and chairman of the nominating and corporate governance committee of 1-800-FLOWERS.COM, Inc. Mr. Elmore brings to the Board of Directors his skills and experience in diverse roles as a lawyer, broadcaster and executive and in public sector board service.

Mr. Elmore is a member of the Audit Committee.

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee ("Audit Committee") has selected KPMG LLP ("KPMG") to serve as the independent registered public accounting firm to audit our financial statements for 2015. KPMG also served as our independent registered public accounting firm in 2014. Our By-laws do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board of Directors is requesting the stockholders to ratify this appointment as a means of soliciting stockholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

PROPOSAL 3 - APPROVAL OF AMENDED AND RESTATED 1990 LONG-TERM INCENTIVE PLAN

The Board of Directors, acting upon the recommendation of its Executive Compensation Committee ("ECC"), has unanimously approved, and is proposing for stockholder approval, amendments to our Amended and Restated 1990 Long-Term Incentive Plan (the "LTIP"). The Board of Directors believes that our LTIP has proven to be an important means of attracting, retaining and motivating individuals of exceptional training, experience and ability. The Board of Directors also believes that it is vitally important to our success to continue to provide key employees with long-term compensation incentives and equity opportunities linked, of course, to the success of our operations and a commensurate return to the stockholders.

The proposed amendments to the LTIP (the "LTIP Amendments") are:

•	The authorization of an additional 3,000,000 shares of our Common Stock in support of future awards under the LTIP (representing 5.5% of the outstanding shares of Common Stock as of the Record Date);

•	Increasing the maximum number of stock options that may be awarded in any year to a single participant from 200,000 to 300,000;

•	The extension of the ECC’s authority to grant incentive stock options from January 6, 2020 to December 4, 2024; and

•
An amendment to the definition of "Common Stock" to reflect the reduction of the par value of our Common Stock from $2.00 per share to $0.01 per share as a result of the amendment and restatement of our Certificate of Incorporation effective January 30, 2012.

All other features of the LTIP remain the same as under the terms of the LTIP previously approved by the stockholders.

History Of The LTIP And Certain Previous Amendments

The LTIP was first approved by our stockholders in 1990, and has been utilized as a principal feature of the Company’s compensation program since 1990. The LTIP was amended, restated and extended by our stockholders in 1999. The stockholders’ action in 1999 authorized the grant or issuance to certain of our "key employees" and certain of the Company’s affiliates and subsidiaries, of awards of stock options, restricted stock of the Company, and cash dividends or dividend equivalents or any combination of them. In 2006, stockholders authorized an additional 1,000,000 shares for grant or issuance under the LTIP. In 2010, stockholders approved additional amendments to the LTIP, including (i) authorization of an additional 3,000,000 shares of our Common Stock in support of future awards under the LTIP; (ii) extension of the ECC’s authority to grant incentive stock options until January 6, 2020; and (iii) elimination of the ECC’s ability to issue non-qualified stock options at an option price less than the fair market value of our Common Stock on the date granted.

Increased Shares Available For Awards

If our stockholders approve the LTIP Amendments, the maximum number of shares that may be issued after the Record Date would be increased to 5,600,309 shares. This number represents 2,289,305 shares subject to outstanding awards as of December 26, 2014, 311,004 shares available for, but not yet subject to, a grant or award as of December 26, 2014, plus the additional 3,000,000 shares authorized by the LTIP Amendments.

This amount is subject to adjustment for stock splits and stock dividends and certain other corporate changes in accordance with the LTIP, and by shares tendered in payment of the option price or withholding taxes in respect of which replacement options are granted, together with all awards available, forfeitures and shares reserved for issuance in respect of all outstanding stock options and restricted Common Stock awards at October 1, 1999.

The Board of Directors is recommending the addition of 3,000,000 shares to the total shares available under the LTIP. In determining the number of shares recommended, the ECC considered several factors. One metric that the ECC uses to measure the cumulative impact of the LTIP is “overhang” (number of shares subject to awards outstanding but not yet exercised or fully vested, plus number of shares available to be granted, divided by total Common Stock outstanding). At November 30, 2014, our overhang is 6.1%. If the LTIP Amendments are approved, our overhang would increase to 11.7%.

Another metric that the ECC considers is the number of shares of Common Stock subject to equity awards that are granted annually, commonly referred to as the “burn rate”. We expect the burn rate(1) in 2015 to be approximately 2.0%, consistent with our three-year average for 2012-2014 of approximately 2.3%. Based on the number of shares issued in 2014 (reflected in the Summary Compensation Table on page 28), the LTIP Amendments are likely to be adequate to fund long-term equity awards for four to five years depending on multiple factors (such as stock price movement, employee turnover, etc). The ECC did not retain the services of any compensation consultant in making its determination and recommendation.

Additional information about the LTIP and our other plans under which awards in the form of shares of our Common Stock may be made to employees and directors is provided under “Equity Compensation Plan Information”.

(1) The term “burn rate” refers to a calculation used by Institutional Shareholder Services Inc. (“ISS”) to calculate the amount of stock and option issuance of a company, as a percentage of that company’s outstanding shares over a period of time.  A multiplier is applied to certain types of stock compensation based upon the volatility of the company’s stock.  Our burn rate calculations do not take into account shares of Common Stock or warrants issued in connection with our debt financing activity, as such issuances are unrelated to our executive compensation programs.  We cannot confirm whether ISS would calculate our burn rate in the same manner as we have for purposes of inclusion of such information in Proposal 3.

Increased Stock Options Available To Issue To A Single Participant

If our stockholders approve the LTIP Amendments, the maximum number of stock options that may be issued to a single participant after the Record Date would be increased from 200,000 shares to 300,000 shares annually.

Extend Period For Issuance Of Incentive Stock Options

Under the Internal Revenue Code of 1986 (the "Tax Code"), the ECC’s authority to grant incentive stock options expires January 6, 2020. While the ECC has not granted incentive stock options since November 14, 2006, the ECC believes the additional incentives provided by incentive stock options are an important feature of the LTIP. The ECC is recommending an extension of the authority to grant additional incentive stock options to December 4, 2024.

Principal Terms Of LTIP

The following discussion sets forth the principal features of the LTIP, as amended by the LTIP Amendments. This discussion is qualified in its entirety by the complete text of the LTIP which, if approved by our stockholders, will be amended as set forth in Exhibit A to this Proxy Statement. If the LTIP Amendments are not approved, the existing terms of the LTIP (without the LTIP Amendments other than the change in the par value of the Company’s Common Stock) will continue in effect in accordance with its terms.

The LTIP is administered by the ECC. The ECC has broad authority to interpret and amend the LTIP, to make all determinations necessary or advisable for the administration of the LTIP, and to issue and reissue awards under terms and conditions it may deem appropriate. For a more detailed discussion of the Company’s executive compensation programs, including the administration of the LTIP and our Amended and Restated Incentive Compensation Program approved by stockholders at our 2014 annual meeting (the "Program"), you are encouraged to see "Executive Compensation", below. Under the LTIP, the ECC has the power to fix and accelerate vesting periods. The ECC presently intends to fix such periods in general so that they are not less than three years.

The LTIP, as amended, places an annual limit of 300,000 shares of our Common Stock available for stock options that may be granted to any one participant. The Program also places an annual limit on the number of incentive-based restricted shares that may be awarded to any one participant. All our key employees, and those of our subsidiaries and designated affiliates are eligible for awards under the LTIP.

In 2014, there were 94 total recipients of LTIP awards. All of our NEOs received awards under the LTIP in 2014. For more information regarding LTIP awards to NEOs, see "LTIP Benefits", below.

During the term of the LTIP, a change in the outstanding shares of Common Stock may occur because of a stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change or distribution to holders of our Common Stock other than cash dividends. In such circumstances, the ECC may make such substitution or adjustment, if any, as it deems equitable to the number or kind of shares of Common Stock or other securities available for issuance under the LTIP. This may include substitution or adjustment of the number of outstanding stock options or option prices and the number of outstanding awards of other types.

Purchase Price And Other Terms

Incentive And Non-Qualified Stock Options

Under the LTIP, as amended, the ECC is able to grant stock options to participants, but no incentive stock options may be granted after December 4, 2024. The Company has not granted incentive stock options since November 14, 2006, but has instead granted employees non-qualified stock options. The option price for incentive and non-qualified stock options will be determined by the ECC, but the option price may not be less than 100% of our Common Stock’s fair market value on the date granted.

Under the terms of our current forms of Incentive and Non-Qualified Stock Option Agreements, incentive and non-qualified stock options become exercisable in installments of 30% of the shares subject to the option one year after the date of grant, an additional 30% after two years and the final 40% after three years. The options may be exercised at any time prior to ten (10) years from the original grant date.

The forms of Incentive and Non-Qualified Stock Option Agreements also provide that each participant will forfeit non-vested option awards upon termination of employment for any reason other than death, permanent and total disability or retirement (as defined in the agreements), unless otherwise determined by the ECC.

Restricted Common Stock

The ECC has the sole authority to determine the number of shares of restricted Common Stock ("restricted stock") a participant may receive as an award and the purchase price, if any, to be paid by a participant for such restricted stock. Historically, participants have not paid any purchase price for restricted stock awarded under the LTIP, and the ECC expects to continue this practice. Prior to the lapse of restrictions on shares of restricted stock, a participant will have all other rights of a stockholder with respect to the shares, including all dividends, if any, paid in respect thereof (except in the case of restricted stock tied to specific performance criteria established by the ECC), subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the participant’s restricted stock agreement governing the terms of the award.

Our current form of Restricted Stock Agreement requires that each participant who receives an award of restricted stock must remain in our employ for a period of three (3) years or other period as designated by the ECC before restrictions on transfer lapse. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period. At the end of the restricted period, participants (other than our affiliates) are free to dispose of the formerly restricted Common Stock and any resale restrictions lapse.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as "performance-based compensation" under Section 162(m), the performance criteria will be based on one or more of the factors set forth in our Program.

LTIP Benefits

Our NEOs received awards under the LTIP in 2012 and 2014, but no restricted stock or stock option awards to NEOs were made under the LTIP in 2013. Compensation expense recognized for awards granted in 2012 and 2014 to the NEOs is set forth in “Valuation of Equity Awards”, below. The ECC also made restricted stock awards to NEOs, including an incentive-based award to the CEO, in December 2014. Future grants under the LTIP, if any, that will be made to eligible participants are subject to the discretion of the ECC and, as a consequence, are not determinable at this time.

Equity Compensation Plan Information

Information as of September 28, 2014 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(1)		(2) (3)
Equity compensation plans approved by stockholders	2,332,855	2.70	3,816,984

(1)	LTIP.

(2)
Includes the number of securities remaining available for future issuance under our LTIP, our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan amended on November 16, 2005 ("SPP"). The ESPP and SPP have not been active since 2008.

(3)
Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained.

Additional information is set forth under the captions "Grants of Plan-Based Awards", "Outstanding Equity Awards at September 28, 2014" and "Option Exercises and Stock Vested".

Payment For Securities Purchased Under The Plan

Payment of the purchase price of Common Stock to be purchased under the LTIP may be made in cash, by note, by the tender of already owned shares of Common Stock (valued at the fair market value on the exercise date) or by a combination of cash and shares of Common Stock.

Payment to exercise vested stock options may also be made by delivering previously awarded restricted stock. Such restricted stock must have been held by a participant for at least one year before it can be used as payment to exercise stock options. The limitations (e.g., holding period) accompanying the restricted stock will remain in effect and applicable to the corresponding number of shares issued upon a stock option exercise until they lapse according to their original terms.

Replacement Stock Options

Under the LTIP, the ECC is authorized to issue "accelerated ownership non-qualified stock options". A participant may surrender shares of Common Stock which he or she has owned for at least one year at the time of stock option exercise to pay for shares purchased under the option or as payment for applicable withholding taxes. At that time, a new, non-qualified stock option will be granted to the participant for the number of shares that were surrendered. Shares tendered at the time of exercise will be available for issuance under future grants.

The new grant, or "replacement" option, is priced at the current fair market value at the date of exercise of the original option, but is limited to the term remaining under the original option which the participant exercised. The replacement option may not be exercised for one year after its grant.

Dividends, Equivalents, And Voting Rights; Cash Payments

The ECC may provide that any award of restricted stock or other stock-based awards under the LTIP may earn dividends, dividend equivalents and voting rights prior to either vesting or earn-out and cash payments in lieu of or in addition to an award. We did not declare any dividends in 2014 and our current debt arrangements limit our ability to pay future dividends.

Payment Of Withholding Taxes

We may deduct from all amounts paid in cash any taxes required by law or other amounts authorized by a participant to be withheld.

The ECC may permit a participant who receives an award in the form of Common Stock to satisfy the obligation for such withholding or deduction in either of two ways. First, the ECC may permit the participant to deliver shares of Common Stock already owned. Second, the ECC may permit us to retain from the participant’s distribution of our Common Stock awarded the number of shares of Common Stock having a fair market value equal to the amount to be withheld or deducted.

Resale Restrictions

No LTIP award may be assigned or transferred, and no right or interest of any participant may be subject to any lien, obligation or liability of the participant. An exception is permitted for a transfer under a will or according to the laws of descent or distribution.

Change Of Control

The LTIP provides, upon the occurrence of a change of control:

•	Accelerated exercisability and vesting of stock option and restricted stock awards;

•	Cash-outs of stock option awards and, in the case of incentive stock options, any stock appreciation rights;

•	Appropriate adjustments or proration of awards; and

•	Assumption of the awards by a successor to the Company or the issuance of substitute awards.

These provisions are generally available to participants, unless the ECC determines otherwise at the time of grant that one or more of these provisions is precluded in order to preserve the appropriate accounting treatment for the change-of-control transaction.

Amendment And Termination

The Board of Directors may amend, suspend or terminate the LTIP or any portion of it and any LTIP award at any time. However, no amendment shall be made without stockholder approval which:

•	Increases (except as required for stock dividends, splits, etc.) the total number of shares reserved for issuance pursuant to the LTIP;

•	Changes the class of employees eligible to be participants;

•
Decreases the minimum option prices stated therein (other than to change the manner of determining fair market value to conform to any then applicable provision of the Tax Code and related regulations);

•	Extends the expiration date of the LTIP as it applies to incentive stock options; or

•	Withdraws the administration of the LTIP from the ECC.

The ECC may, however, amend the LTIP in such manner as may be necessary to have the LTIP conform with applicable law and related rules and regulations. Following a change of control the Board may not amend the LTIP in a manner that would adversely affect any outstanding award of a participant without the written consent of such participant.

The LTIP has no fixed termination date, except that the Tax Code prohibits the ECC from issuing incentive stock options after January 6, 2020. If the LTIP Amendments are approved, the ECC will be permitted to issue incentive stock options until December 4, 2024.

The LTIP may be terminated by the Board at any time. Termination of the LTIP will not affect the status of any awards outstanding at the date of termination.

U.S. Income Tax Considerations

The following discussion is intended to be a brief summary description of the federal income tax effects that participants and the Company may experience as a result of awards made under our LTIP, and does not cover all federal employment tax or other federal tax consequences that may be associated with our LTIP. These rules are highly technical and subject to change. This summary is not intended to be exhaustive and does not consider state, local or foreign tax laws. Because of our ECC’s broad discretion to grant an award under our LTIP, and to fix the terms and conditions of an award’s issuance, it is not possible to consider all of the alternative tax consequences of acquisition, ownership and disposition of an LTIP award, and some tax consequences may differ from the principles set forth below.

Non-Qualified Stock Options. Future stock option grants under the LTIP are intended to qualify as either non-qualified stock options that are governed under Section 83 of the Tax Code or incentive stock options governed under Section 422 of the Tax Code. Restricted stock will be governed under Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price in the year of exercise. We will be entitled to a corresponding deduction on our income tax return in the same year.

Incentive Stock Options. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of Common Stock acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted Stock. Unless a participant elects otherwise, an award of our restricted stock will not be taxed at the time of grant so long as the restricted stock is not transferable and is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Tax Code. Upon lapse of the risk of forfeiture, the excess of the fair market value on such vesting date less any amount paid by the participant in exchange for the stock will be taxable as compensation income to the participant. The participant’s basis in our restricted stock will be equal to the amount paid for the shares, if any, plus any ordinary income recognized by the participant. On subsequent sale or exchange of the stock, the participant will realize long term or short term capital gain or loss equal to the amount realized on the sale or exchange less the participant’s tax basis in the stock.

Payroll tax withholding will be required on the compensation income recognized by the participant upon lapse of the risk of forfeiture. In general, we will be entitled to a corresponding deduction.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board of Directors met four times in 2014. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served in 2014 except Ms. Donovan, whose attendance was limited for a period of time in 2014 while recovering from an illness. All of the incumbent directors attended our February 19, 2014 Annual Meeting of Stockholders except Mr. Elmore. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Our Board of Directors has four standing committees: the Audit Committee, the Executive Committee, the Executive Compensation Committee ("ECC") and the Nominating and Corporate Governance Committee ("NCGC"). With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on "About" and then "Governance".

The members of the committees are shown in the table below:

	Audit Committee	Executive Committee	ECC	NCGC
	(1)		(1)	(1)
Richard R. Cole	—	—	—	Chairman
Nancy S. Donovan	Member	—	—	—
Leonard J. Elmore	Member	—	—	—
Mary E. Junck	—	Chairman	—	—
Brent Magid	Member	—	Member	—
William E. Mayer	—	Member	Member	Member
Herbert W. Moloney III	Member	Member	Chairman	—
Andrew E. Newman	Chairman	—	Member	—
Mark B. Vittert	—	—	Member	Member

(1) The Committee is composed of "independent" non-employee directors. See discussion of "Director Independence" below.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Our Board of Directors believes that having a combined Chairman and Chief Executive Officer position (the "CEO"), together with an independent Lead Director, currently provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the independent members of the Board of Directors at its annual meeting. William E. Mayer, a director since 1998, currently serves as our Lead Director.

The role of Mr. Mayer, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the CEO is not present;

•	Call meetings of the non-management directors, as needed;

•	Develop the agendas for meetings of the non-management directors;

•	Preside at executive sessions of the non-management directors;

•	Confer regularly with the CEO;

•	Serve as a liaison between the CEO and the non-management directors;

•	In consultation with the CEO, review and approve Board meeting schedules and agendas; and

•	Meet with stockholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board of Directors and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board of Directors has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that directors Cole, Donovan, Elmore, Magid, Mayer, Moloney, Newman, and Vittert qualify as "independent" directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. Directors Junck and Schermer do not qualify as independent directors because they are employees of the Company.

Audit Committee

The Audit Committee met seven times in 2014. The Audit Committee has the oversight responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Committee

The Executive Committee did not meet in 2014. The Executive Committee may exercise the authority of the Board of Directors between its meetings, except to the extent that the Board of Directors has delegated authority to another committee or to other persons, and except as limited by applicable law or resolution of the Board.

Executive Compensation Committee

The ECC met five times in 2014. Its responsibilities include, without limitation, the authority to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our LTIP, our ESPP and our SPP; (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for incentive cash and restricted stock awards for our CEO and other NEOs under our Incentive Compensation Program and to measure their related performance thereunder. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting executives other than NEOs. The ECC is responsible for evaluating risks posed by our compensation policies.

Nominating And Corporate Governance Committee

The NCGC met four times in 2014. Its functions are to consider and recommend to the Board of Directors all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other valuable character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board of Directors. The NCGC considers diversity in the nominating process, but has no specific policy related to diversity.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or our executives. The NCGC then meets to consider and approve the final nominees, and makes its recommendations to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Richard R. Cole, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder's name, address and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2016 annual meeting, stockholders must submit the required information to Dr. Cole by September 10, 2015.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the independent committees of the Board of Directors. The corporate governance information can be found at www.lee.net by clicking on "About" and then "Governance".

We also post on our website our Annual Report, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on "Investors". We will also furnish, upon written request and without charge, a printed copy of the Annual Report to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board of Directors is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•
We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the Lead Director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

 COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see "Peer Group Information" under "Executive Compensation" below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group's proxies on annual retainers and compensation for attendance at board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2014, we paid all non-employee directors a $50,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting and $1,000 for each Board or committee telephonic meeting attended. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

Under our Amended and Restated 1996 Stock Plan for Non-Employee Directors ("Stock Plan"), in 2014, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer). The Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. Ms. Donovan and Messrs. Mayer and Moloney each received $15,000 in 2014 for their service on a special ad hoc committee appointed by the Board of Directors specifically to advise regarding our recent debt refinancing. No other non-employee director received compensation for consultative services in 2014.

The following table summarizes 2014 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	All Other Compensation	Total
		(1)	(2)
Richard R. Cole	67,000	41,700	—	108,700
Nancy S. Donovan	73,000	41,700	—	114,700
Leonard J. Elmore	60,000	41,700	—	101,700
Brent Magid	68,000	41,700	—	109,700
William E. Mayer	94,000	41,700	—	135,700
Herbert W. Moloney III	96,000	41,700	—	137,700
Andrew E. Newman	81,000	41,700	—	122,700
Mark B. Vittert	69,000	41,700	—	110,700

(1)	All stock awards are fully vested on the grant date of June 2, 2014, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.

(2)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receives any compensation for serving as a director.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2014, except as set forth below, as to each person known by us to own beneficially more than 5% of our Common Stock.

Beneficial Owner	Shares of Common Stock	Percent of Class

Silverpoint Capital, L.P. (1)	3,375,000	6.0

(1)	Form 13F, filed as of November 14, 2014 by Silverpoint Capital L.P. ("Silverpoint") with the SEC. Silverpoint reported shared voting authority with respect to all of the reported shares.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2014 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Beneficial Owner	Shares of Common Stock	Percent of Class

Richard R. Cole	56,000	*
Nancy S. Donovan	87,603	*
Leonard J. Elmore	55,693	*
Michael R. Gulledge (1)	233,567	*
Mary E. Junck (1)	1,495,173	2.7
Brent Magid	50,200	*
William E. Mayer	171,979	*
Kevin D. Mowbray (1)	234,238	*
Herbert W. Moloney III	73,000	*
Andrew E. Newman	66,000	*
Gregory P. Schermer (1) (2)	1,210,935	2.2
Carl G. Schmidt (1)	278,063	*
Paul M. Farrell	54,106	*
Mark B. Vittert	66,000	*
All executive officers and directors as a group (16 persons) (1) (2)	4,234,432	7.6

*	Less than one percent of the class.

(1)
The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Gulledge - 152,849; Ms. Junck - 165,000; Mr. Mowbray - 103,800; Mr. Schermer - 36,600; Mr. Schmidt - 114,900; and all executive officers and directors as a group - 598,024.

(2)
The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other daughters as to which Mr. Schermer shares voting and investment authority.

(3)	None of the shares shown in the table as beneficially owned by directors and executive officers is hedged or pledged as security for any obligation.

EXECUTIVE COMPENSATION

References to "we," "our" or "us" under "Executive Compensation" refer to the ECC.

Compensation Discussion And Analysis

The discussion and analysis that follow provide an overview of the Company's regular executive compensation program.

2014 Corporate Performance Assessment

In 2014, the Company continued to drive strong digital revenue growth, transform its business, and rapidly reduce debt. Highlights of the year include the following:

•
Digital advertising revenue reached $75 million for the year, an increase of 12.0%, contributing to total digital revenue growth of 17.1% and improved overall advertising revenue trends compared to the prior year;

•	The Company launched its Full Access subscription initiative in its largest markets, reinforcing the value of its content and providing a platform for 2015 subscription revenue growth;

•	Through its business transformation initiatives, the Company reduced reported cash costs(1) approximately 2.4% in 2014 (and 3.7% excluding a reclassification impacting both revenue and cash costs) resulting in reduced cash costs of its continuing operations since 2007 of more than 37%, totaling $297 million;

•	The Company achieved its sixth consecutive year of strong and stable Adjusted EBITDA(1) and unlevered free cash flow(1);

•	The Company returned to profitability, as reported, for the first year since 2010;

•	The Company completed a comprehensive refinancing of its long-term debt, significantly extending maturities, improving operating flexibility and providing a substantial runway for the future;

•	Debt principal reduction totaled $42.8 million in 2014 and $32 million borrowed to fund refinancing costs was also repaid; and

•	The Company’s stock price increased 24% during the year, resulting in an increase in equity value to stockholders of $38 million.

(1)
A non-GAAP (Generally Accepted Accounting Principles) financial measure for which the definition thereof and reference to the reconciliation to the relevant GAAP measure is included on pages 22-23 of our 2014 Annual Report on Form 10-K.

Elements Of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. Compensation for the NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company or the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our regular incentive compensation programs;

•	Long-term incentives in the form of restricted Common Stock or stock options that fully vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive programs place a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance based because an option only has value if the stock price rises after the option is granted.

 The Named Executive Officers

SEC regulations require us to include the Company's CEO, Ms. Mary E. Junck, its chief financial officer, Mr. Carl G. Schmidt, and its three other most highly compensated executive officers as NEOs.

Objectives Of Our Compensation Program

We intend for the Company to be an employer of choice, both in its industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution to the Company's success;

•	Create an ownership mentality in the executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay the executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also benchmark the compensation of the CEO and other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be industry peers.  We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies noted below is representative of the sector in which the Company operates, and the group was chosen because of each company's relative leadership position in the media sector, its relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities. These companies currently are:

•	A.H. Belo Corporation;

•	Gannett Co., Inc.;

•	Journal Communications, Inc.;

•	The McClatchy Company;

•	Media General, Inc.;

•	Meredith Corp.;

•	New Media Investment Group Inc.;

•	Sinclair Broadcast Group Inc.

•	The E.W. Scripps Company; and

•	The New York Times Company;

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data compiled by Equilar, Inc.

We use outside compensation consultants from time to time to advise us on specific issues and rotate those consulting assignments among nationally prominent executive compensation firms. In 2013, we retained and utilized the services of Mercer LLC to assess and make recommendations on the composition of our peer group and our CEO compensation program. Mercer LLC performed services solely on our behalf and did not perform other services for the Company. In selecting Mercer LLC, we determined the firm to be independent under applicable SEC standards. While no outside compensation consultant was engaged in 2014, certain of the information provided by Mercer LLC in 2013 was utilized to determine 2014 NEO compensation.

How We Determine The Amount Of Compensation

The Company's By-Laws provide that the Board of Directors has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by the stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company's Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department at our request from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each summary presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and incentives), equity awards, retirement benefits and any other compensation. These summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

Say-On-Pay Proposals

In 2011, our stockholders recommended, in a non-binding vote, that stockholder advisory votes on the Company's compensation of its executive officers be held every three years. 80.3% of votes cast were voted in favor of a three year frequency for such votes.

In 2014, the stockholders recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein. 96.9% of votes cast were voted in favor of the proposal.

We also considered the results of the most recent say-on-pay vote in determining 2014 compensation and given the level of support, the ECC made no material changes to NEO compensation 2014. The next scheduled advisory vote related to such executive compensation matters is expected to be at the 2017 annual meeting.

Salary

We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

In May 2014, we increased the base salary of Mr. Mowbray to $530,000 based on peer comparisons.

Annual Cash Incentive Plan For Named Executive Officers Other Than The CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years payments received would exceed competitive levels, and in two out of ten years, payments would be lower than competitive levels.

The 2014 incentive plan for NEOs other than the CEO was based primarily upon achievement of Adjusted Operating Cash Flow (as defined below, "Adjusted OCF") of the Company and, if applicable, for enterprises for which the NEO is responsible, both relative to the current year operating plan ("Budget"). The Budget is approved annually by the Board of Directors. We have limited the NEOs' performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance stockholder value. In 2014, achievement of the minimum level of performance also required that cash cost reduction goals be achieved.

Based on the Company's performance, in 2014, a participant was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 50% of the base salary for Mr. Schmidt and Mr. Mowbray and 0% to 25% of the base salary of the other NEOs. A decline in Adjusted OCF from the Budget of more than 10% would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum.

Financial Performance

Adjusted Operating Cash Flow is defined as total operating income, adjusted to exclude equity in earnings of associated companies, depreciation, amortization, unusual matters and results of acquisitions and divestitures consummated in the period(s) being compared, and to include operating cash flow of associated companies.

See Appendix B for a reconciliation of Adjusted OCF to the related GAAP measure.

Annual Cash Incentive Plan For The CEO

Based on the Company's performance, in 2014 Ms. Junck was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 100% of her base salary. A decline in Adjusted OCF from the Budget of more than 10% would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum. For 2014, the Company achieved Adjusted OCF of 95.8% of the target, which resulted in an earned cash bonus of 50% of the target, or $450,000 for Ms. Junck.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the CEO's recommendation of discretionary bonuses to the NEOs (excluding the CEO), as well as discretionary bonus awards to the CEO, based on exceptional performance.

2014 annual cash incentive plan and other bonus payments are summarized as follows:

(Dollars)	Annual Incentive Plan	Annual Discretionary Awards	Debt Refinancing	Total

Mary E. Junck
Award	450,000	—	700,000	1,150,000
Target	900,000
Carl G. Schmidt
Award	133,000	—	400,000	533,000
Target	266,000
Kevin D. Mowbray
Award	128,125	—	—	128,125
Target	256,250
Michael R. Gulledge
Award	32,500	12,188	—	44,688
Target	81,250
Paul M. Farrell
Award	40,250	20,125	—	60,375
Target	80,500

1990 Long-Term Incentive Plan Awards

The LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the NEOs other than the CEO historically range from 10% to 100%. The LTIP is designed to promote long-term ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO's recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. CEO grants are determined as described below. Restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or "reload", options in the amount of the number of shares delivered are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

In 2014, restricted stock awards were made to NEOs under the LTIP. See “Grants of Plan-Based Awards” below.

1990 Long-Term Incentive Plan Awards For The CEO

Grants of restricted Common Stock to the CEO have historically been made under the Company's Incentive Compensation Program. Under the Program, we would establish a target award of restricted Common Stock at the beginning of each year, the receipt of which is subject to adjustment based on the CEO's achievement of the performance measures we determine at the time of the grant. The performance measure we have used is Adjusted OCF in relation to Budget. We would then determine the dollar value of the target award by considering the CEO's total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company's operating performance in relation to peer companies, and our Company's priority objectives.

In 2014, an incentive-based restricted stock award was made to the CEO under the Incentive Compensation Program. See "Grants of Plan-Based Awards” below.

For 2014, a decline in Adjusted OCF from the Budget of more than 10% would have resulted in no restricted Common Stock being granted. A decrease in Adjusted OCF of less than 5% from the Budget would result in a grant equal to 100% of the target award. A tiered grid was used to determine results between the minimum and maximum. For 2014, the target award was achieved.

We have reserved the right to modify grants based on our evaluation of the CEO's performance; to modify the performance measures from year to year; and to make discretionary equity awards in addition to, or in lieu of, awards under our Incentive Compensation Program and the LTIP.

Valuation Of Equity Awards

The accounting value of equity awards is charged to expense over the vesting period of the equity award. The accounting value of equity awards to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2014 Grants	Accounting Charge Recorded in 2014 for 2014 Grants	Accounting Charge Recorded in 2014 for 2012 Grants	Accounting Charge to be Recorded in 2015-2017 for 2014 Grants

Mary E. Junck	722,000	202,712	218,135	519,288
Carl G. Schmidt	180,500	50,677	16,259	129,823
Kevin D. Mowbray	180,500	50,677	16,259	129,823
Michael R. Gulledge	79,420	22,299	57,483	57,121
Paul M. Farrell	79,420	22,299	—	57,121

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees, including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's benefit programs. Benefits include:

•	Health insurance, including prescription drug coverage;

•	Dental insurance;

•	Vision insurance;

•	Life insurance coverage in the event of the employee's death;

•	Accidental death and dismemberment insurance;

•	Short-term disability insurance;

•	Long-term disability insurance for a disability lasting longer than five months;

•	Retirement Account Plan; and

•	Non-Qualified Plan.

Retirement Plans

Under the Retirement Account Plan and Non-Qualified Plan, in 2014, the Company matched, upon eligibility, 40% of employee contributions up to the first 5% of employee compensation. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan and Non-Qualified Plan. Employee contributions are vested immediately. Amounts contributed by the Company credited under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under "All Other Compensation". The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits described below with a value of $10,000 or more in 2014.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use mobile or other digital devices provided by the Company. This program benefits the Company by providing the executive access to its systems, digital products and communications during non-business hours.

Membership Dues

NEO's are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business.

We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company.

Risk Management And Executive Compensation

Our executive compensation program does not provide an incentive for excessive risk-taking for the following reasons:

•	Base salary is a fixed amount;

•	Annual cash incentives are limited and based on achievement of a plan approved by the Board of Directors;

•	Stock awards are limited in amount and vest over a three year period; and

•	All awards are subject to our final approval.

We performed an assessment to determine whether the risks arising from our 2014 compensation policies and practices are likely to have a material impact on the Company.  Our assessment reviewed material elements of executive and non-executive compensation.  We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

* * * *

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 28, 2014.

The Executive Compensation Committee

Herbert W. Moloney III, Chairman
Brent Magid
William E. Mayer
Andrew E. Newman
Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2014, 2013 and 2012 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4) (5)
Mary E. Junck	2014	900,000	722,000	—	1,150,000	55,705	2,827,705
Chairman, President and Chief Executive Officer	2013	882,692	—	—	675,000	17,654	1,575,346
	2012	900,000	655,000	—	500,000	38,267	2,093,267

Carl G. Schmidt	2014	532,000	180,500	—	533,000	22,340	1,267,840
Vice President, Chief Financial Officer and Treasurer	2013	532,000	—	—	185,000	11,310	728,310
	2012	532,000	—	73,832	283,516	16,621	905,969

Kevin D. Mowbray	2014	512,500	180,500	—	128,125	13,450	834,575
Vice President and Chief Operating Officer	2013	441,552	—	—	270,000	92,752	804,304
	2012	400,000	—	73,832	108,300	9,475	591,607

Michael R. Gulledge	2014	325,000	79,420	—	44,688	8,500	457,608
Vice President - Sales and Marketing	2013	325,000	—	—	100,000	7,567	432,567
	2012	250,000	—	217,753	53,375	5,569	526,697

Paul M. Farrell (6)	2014	321,667	79,420	—	60,375	4,333	465,795
Vice President - Digital Sales	2013	—	—	—	—	—	—
	2012	233,814	—	55,374	15,000	4,976	296,183

(1)
The NEOs include the principal executive officer, principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 28, 2014.

(2)
Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock awards granted to the NEOs is reflected in “Outstanding Equity Awards at September 28, 2014” below.

(3)	Includes discretionary amounts paid under the annual cash incentive plan.

(4)
Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan during the year. To the extent qualifying compensation was not received during the year, such as certain non-equity incentive plan compensation, the related matching contribution may be reported in a subsequent year.

(5)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEO's to qualifying organizations. Such matching contributions are not considered compensation of the NEO.

(6)	Mr. Farrell rejoined the Company in October 2013. In 2012 he served as Vice President - Sales & Marketing until September.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC.

Grants Of Plan-Based Awards

The following table summarizes information related to 2014 grants of equity compensation under the LTIP and the Incentive Compensation Program for the CEO, and under the LTIP for the other NEOs.

(Dollars, Except Share Data)	2014 Grant Date	All Other Stock Awards: Number of Shares of Stock	2014 Grant Date Fair Value of Stock Awards

Mary E. Junck	11/27/2013	200,000	722,000
Carl G. Schmidt	11/27/2013	50,000	180,500
Kevin D. Mowbray	11/27/2013	50,000	180,500
Michael R. Gulledge	11/27/2013	22,000	79,420
Paul M. Farrell	11/27/2013	22,000	79,420

There were no grants to the NEOs in 2013. In 2012, grants to the NEOs were reported in timely filings with the SEC. In December 2014, the ECC made grants to the NEOs, including an incentive-based award to the CEO, that were also reported in timely filings with the SEC.

Outstanding Equity Awards At September 28, 2014

The following table summarizes outstanding equity awards to the NEOs as of September 28, 2014:

(Dollars, Except Share Data)	Number of Securities Underlying Unexercised Options		Option Awards		Restricted Common Stock Awards
			Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	Exercisable	Unexercisable
		(1)				(2)
Mary E. Junck
2014 Stock Award					200,000	670,000
2012 Stock Award					500,000	1,675,000
2011 Options	165,000	—	2.57	9/28/2020
Carl G. Schmidt
2014 Stock Award					50,000	167,500
2012 Options	48,000	32,000	1.13	4/30/2022
2011 Options	66,900	—	2.57	9/28/2020
Kevin D. Mowbray
2014 Stock Award					50,000	167,500
2012 Options	48,000	32,000	1.13	4/30/2022
2011 Options	55,800	—	2.57	9/28/2020
Michael R. Gulledge
2014 Stock Award					22,000	73,700
2012 Options	80,049	53,366	1.49	9/20/2022
2012 Options	36,000	24,000	1.13	4/30/2022
2011 Options	36,800	—	2.57	9/28/2020
Paul M. Farrell
2014 Stock Award					22,000	73,700

(1)
Options, which have a term of ten years, vest over a three year period. The first year, 30% is vested. The second year, an additional 30% is vested. And the third year, the remaining 40% is vested. Reload options, if any, vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price of $3.35 on September 26, 2014.

Option Exercises And Stock Vested

No shares of restricted Common Stock owned by an NEO vested in 2014 and no NEO exercised option awards in 2014.

Non-Qualified Deferred Compensation

The following table summarizes information related to 2014 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 28, 2014
	(1)	(2)	(3)		(4)
Mary E. Junck	214,500	50,505	104,054	—	963,951
Carl G. Schmidt	42,850	17,140	15,007	—	203,532
Kevin D. Mowbray	20,625	8,250	7	—	76,175
Michael R. Gulledge	8,500	3,400	7,330	—	92,899
Paul M. Farrell	—	—	2,656	—	24,086

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.

(2)	Amounts included in total compensation in the Summary Compensation Table under “All Other Compensation”.

(3)	Earnings are based on the performance of investments selected by the NEO.

(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2014.

For those NEOs continuing to participate in the Non-Qualified Plan in 2014 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change Of Control, Employment And Other Agreements

In 2008, we approved a new form of employment agreement between the Company and its NEOs (with the exception of Mr. Farrell) which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated in anticipation of such event.

•	The agreements provide that each executive is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the three-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•
Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the three-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the executive's annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•
A payment equal to three times the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to pay the executive in a lump sum (subject to certain limits and safe harbor/severance reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and

•	Any penalties and interest incurred by the executive related to the excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•
Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP provides, if a change of control occurs, for early vesting and exercise and issuance or payment as permitted of the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination Or Change Of Control

The following summarizes information as of September 28, 2014 related to estimated potential cash payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes	Total

Mary E. Junck	5,583,000	2,813,000	8,396,000
Carl G. Schmidt	2,519,000	1,126,000	3,645,000
Kevin D. Mowbray	2,496,000	1,266,000	3,762,000
Michael R. Gulledge	1,316,000	615,000	1,931,000

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Tax Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company's executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held seven meetings in 2014. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 28, 2014, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T regarding "Communications with Audit Committees". The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding "Independence Discussions with Audit Committees". This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman
Nancy S. Donovan
Leonard J. Elmore
Brent Magid
Herbert W. Moloney III

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, and all Audit Committee members meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

For 2014 and 2013, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2014	2013

Audit fees	1,043,000	1,055,000
Audit-related fees	174,000	9,000
	1,217,000	1,064,000

Services Provided By KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants ("Policy"). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 27, 2015.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2014.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied.

MARY E. JUNCK

APPENDIX A

AMENDED AND RESTATED LEE ENTERPRISES, INCORPORATED
1990 LONG-TERM INCENTIVE PLAN
(Effective October 1, 1999,
As amended effective December 4, 2014)

Section 1: GENERAL PROVISIONS

1.1    Purposes

The purposes of the 1990 Long-Term Incentive Plan, as amended, restated and extended (the "Plan") of Lee Enterprises, Incorporated (the "Company") are to promote the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company.

1.2    Definitions

"Affiliate" - means any corporation or other entity (i) which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has representation on the board of directors or any similar governing body; and (ii) which is designated by the Board of Directors as an “Affiliate” for purposes of this Plan.

"Award" - means a grant or award under Sections 2 through 3, inclusive, of the Plan.

"Board of Directors" - means the board of directors of the Company.

"Code" - means the Internal Revenue Code of 1986 as amended from time to time.

"Committee" - means the Executive Compensation Committee of the Board of Directors.

"Common Stock" - means the Common Stock, $0.01 par value, of the Company, which may be authorized and unissued shares or may be reacquired shares of such Common Stock, together with a Preferred Share Purchase Right.

"Corporation" - means the Company, its divisions, Subsidiaries and Affiliates.

"Class B Common Stock" - means the Class B Common Stock, $2.00 par value, of the Company.

"Common Shares" - means the shares of Common Stock and Class B Common Stock treated as one class.

"Disability Date" - means the date on which a Participant is deemed disabled under the employee benefit plans of the Corporation applicable to the Participant.

"Employee" - means any key employee of the Corporation.

"Fair Market Value" - means, as the Committee shall determine, either (i) the average of the high and low prices of the Common Stock, or (ii) the closing price of the Common Stock, on the date on which it is to be valued hereunder as reported for New York Stock Exchange-Composite Transactions.

"Non-Employee Director" - has the meaning set forth in Rule 16b-3(3)(i) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Commission.

"Normal Retirement Date" - has the meaning set forth in the pension or retirement plan of the Corporation applicable to the Participant, or such other date as may be mutually agreed upon in writing by the Committee and the Participant.

"Participant" - means an Employee who is selected by the Committee to receive an Award under the Plan.

"Preferred Share Purchase Right" - means the right to the holders of "Common Stock" issued pursuant to the Plan to purchase from the Company one one-thousandth of a share of Series A Participating Convertible Preferred Stock, without par value, of the Company at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment in a "Change of Control".

"Restricted Period" - means a period of three (3) years, or such other period of years selected by the Committee, during which a grant of Restricted Stock may be forfeited to the Company.

"Restricted Stock" - means shares of Common Stock contingently granted to a Participant under Section 3 of the Plan.

"Stock Appreciation Rights" - shall have the meaning specified in Section 1.6(b).

"Subsidiary" - means any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of its stock having voting power; provided that with respect to incentive stock options granted hereunder, the term “subsidiary” shall be as defined in Section 425(f) or any successor provision of the Code.

1.3    Administration

The Plan shall be administered by the Committee, which shall at all times consist of three (3) or more members, each of whom shall be a Non-Employee Director. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not executive officers or directors of the Company, provided the Committee shall fix the maximum amount of such Awards for the group and a maximum amount for any one Participant. The Committee’s decisions are binding upon all parties.

1.4    Eligibility

All Employees who have demonstrated significant management potential or who have contributed, or are deemed likely to contribute, in a substantial measure to the successful performance of the Corporation, as determined by the Committee, are eligible to be Participants in the Plan.

1.5    Shares Reserved

a.
There shall be reserved for issuance pursuant to the Plan a total of 5,600,309 shares of Common Stock, together with sufficient shares to cover outstanding grants under the Plan as of December 26, 2014. In the event that (i) a stock option expires or is terminated unexercised as to any shares covered thereby, (ii) shares are forfeited for any reason under the Plan, or (iii) shares are tendered as consideration for the exercise of options under Section 2.3 or for withholding of taxes under Section 1.7, such shares shall thereafter be again available for issuance pursuant to the Plan. In the event that a stock option is surrendered for payment pursuant to Section 1.6(b) hereof, the shares covered by the stock option shall not thereafter be available for issuance pursuant to the Plan.

b.
In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable to accomplish fairly the purposes of the Plan and to preserve the intended benefits of the Plan to the Participants and the Corporation, as to the number (including the number specified in Section 1.5(a) above) or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding stock options, the option prices thereof, and the number of outstanding Awards of other types.

1.6    Change of Control

a.
Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control: any stock options and Stock Appreciation Rights outstanding as of the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; and the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant; provided, that, if payment of cash under this paragraph would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for such cash payment would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to this paragraph, Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

b.
Notwithstanding any other provision of the Plan to the contrary, during the 60-day period from and after a Change of Control (the “Exercise Period”), unless the Committee shall determine otherwise at the time of grant (or, with respect to Stock Options outstanding as of May 7, 1998, on May 7, 1998), an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change of Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 1.6(b) shall have been exercised (“Stock Appreciation Rights”). Notwithstanding the foregoing, if any right granted pursuant to this Section 1.6(b) would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder or, if payment of such Common Stock would similarly make such transaction ineligible for pooling of interests accounting, eliminate such right.

c.
For purposes of the Plan, “Change of Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange - Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that in the case of incentive stock options and Stock Appreciation Rights relating to incentive stock options, the Change of Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such incentive stock option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

d.	For purposes of this Plan, a “Change of Control” means:

i.
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 15% or more of the Common Shares; provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (D) any acquisition by a Person of Beneficial Ownership of less than 25% of the Common Shares if such Person reports, or is required to report such Beneficial

Ownership on Schedule 13G under the Exchange Act or Schedule 13D of the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; or

ii.
individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.
consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another (entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Common Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the Common Shares or, with respect to an entity other than the Company, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Common Shares, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the Common Shares or, with respect to an entity other than the Company, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or, for a non-corporate entity, equivalent securities) or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.7    Withholding

The Corporation shall have the right to deduct from all amounts paid in cash (whether under this Plan or otherwise) any taxes required by law or other amounts authorized by a Participant to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion the Participant may be required to pay to the Corporation the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Corporation shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value on the date such taxes are required to be withheld equals the amount required to be withheld.

       1.8    Nontransferability

No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

       1.9    No Right to Employment

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation. Further, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability, or from any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

       1.10    Construction of the Plan

The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Delaware, without regard to conflict of law principles.

       1.11    Amendment

a.
The Board of Directors may amend, suspend or terminate the Plan or any portion thereof and any Award hereunder at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan; (ii) change the class of Employees eligible to be Participants; (iii) decrease the minimum option prices stated herein (other than to change the manner of determining Fair Market Value to conform to any then applicable provision of the Code or regulations thereunder); (iv) extend the expiration date of the Plan as it applies to incentive stock options; or (v) withdraw the administration of the Plan from a committee consisting of three or more members, each of whom is a Non-Employee Director. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with applicable law and rules and regulations thereunder. Notwithstanding anything in this Plan to the contrary, following a Change of Control the Board may not amend the Plan in a manner that would adversely affect any outstanding Award of a Participant without the written consent of such Participant.

b.
The Committee with the Participant’s consent may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) a stock option becomes exercisable; (ii) or a Restricted Stock becomes nonforfeitable; or (iii) to cancel and reissue an Award under such different terms and conditions as it determines appropriate.

1.12    Dividends, Equivalents and Voting Rights; Cash Payments

Awards may provide the Participant with (i) dividends or dividend equivalents and voting rights prior to either vesting or earnout; and (ii) to the extent determined by the Committee, cash payments in lieu of or in addition to an Award.

1.13    Effective Date

The Plan shall be effective on October 1, 1999, subject to ratification by the stockholders of the Company. No incentive stock options may be granted under the Plan after December 4, 2024.

Section 2: STOCK OPTIONS

2.1    Authority of Committee

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom stock options shall be granted, the number of shares to be covered by each stock option and the conditions and limitations, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of the stock option. The number of shares of Common Stock with respect to which stock options may be granted to any Participant during any fiscal year shall not exceed 300,000 (subject to adjustment as provided in Section 1.5(b) hereof). The Committee shall have the authority to grant stock options that are intended to be, and qualify as, incentive stock options under Section 422A of the Code, or to grant non-qualified stock options, or to grant both types of stock options, except that incentive stock options can only be granted to Participants who are Employees of the Company or a Subsidiary. In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such grant and vesting limitations as may be prescribed by Section 422A(d) of the Code, as from time to time amended, and any implementing regulations. Unless the Committee provides otherwise at the time of grant, or at any time as provided in Section 1.6, an incentive stock option shall be issued in tandem with a Stock Appreciation Right and exercisable except as otherwise provided in the Plan.

     2.2    Option Price

The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. The option price shall be subject to adjustment in accordance with the provisions of Section 1.5(b) hereof.

2.3    Exercise of Options

a.
The Committee may determine that any stock option shall become exercisable in installments and may determine that the right to exercise such stock option as to such installments shall expire on different dates or on the same date. Incentive stock options may not be exercisable later than ten years after their date of grant.

b.
In the event a Participant ceases to be an Employee with the consent of the Committee, or upon the occurrence of his or her death, Normal Retirement Date (or, if approved in writing by the Committee, his or her actual retirement date) or Disability Date, his or her stock options shall be exercisable at any time prior to a date established by the Committee at the date of grant. Except as otherwise provided by the Committee, if a Participant ceases to be an Employee for any other reason, his or her rights under all stock options shall terminate no later than the thirtieth (30th) day after such cessation of employment.

c.
Each stock option shall be confirmed by a stock option agreement executed by the Company and by the Participant. The option price of each share as to which an option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such limitations on the tender of Common Stock as the Committee may impose, or by a combination of cash and shares of Common Stock. In addition, the Committee may provide the Participant with assistance in financing the option price and applicable withholding taxes, on such terms and conditions as it determines appropriate.

d.
Stock options granted under the Plan may include the right to acquire an Accelerated Ownership Non-Qualified Stock Option (“AO”). If an option grant contains an AO, and if a Participant pays all or part of the purchase price of the option with shares of Common Stock held by the Participant for at least one (1) year, then upon exercise of the option the Participant shall be granted the additional option to purchase, at the Fair Market Value as of the date of the AO grant, the number of shares of Common Stock equal to the number of whole shares of Common Stock used by the Participant in payment of the purchase price and the number of whole shares of Common Stock, if any, withheld by the Company as payment for applicable withholding taxes. An AO may be exercised no earlier than one (1) year after its grant and no later than the date of expiration of the option to which the AO is related;

e.
Stock options may be exercised during the option term (as specified in the option agreement), by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other type of instrument as may be determined from time to time to be acceptable by the Committee or in accordance with procedures established by the Committee. As determined by, or in accordance with procedures established by, the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the case of the exercise of a non-qualified stock option in the form of Restricted Stock subject to an Award hereunder (based, in each case, on the Fair Market Value of the Common Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a non-qualified stock option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (and any replacement shares relating thereto) shall remain (or be) restricted, as the case may be, in accordance with the original terms of the Restricted Stock award in question, and any additional Common Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by, or in accordance with procedures established by, the Committee, in its sole discretion, at or after grant.

Section 3: RESTRICTED STOCK

3.1    Authority of Committee

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom shares of Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each Participant, the duration of the Restricted Period during and the conditions under which the Restricted Stock may be forfeited to the Company, the purchase price, if any, to be paid by a Participant for such Restricted Stock, and the terms and conditions of the Award in addition to those contained in Section 3.2. Such determinations shall be made by the Committee at the time of the grant.

3.2    Terms and Conditions

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in Section 2.3(e), during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by him or her, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or his or her legal representative.

3.3    Termination of Employment

Unless otherwise provided by the Committee at the time of the grant of Restricted Stock, in the event a Participant voluntarily terminates his or her employment with the Corporation during the Restricted Period, or upon the occurrence of his or her death, during the Restricted Period, Normal Retirement Date (or, if approved in writing by the Committee, his or her actual retirement date) or Disability Date during the Restricted Period, the restrictions imposed hereunder shall lapse with respect to such shares of Restricted Stock. In the event a Participant ceases to be an Employee for any other reason during the Restricted Period, unless otherwise provided by the Committee, all shares of Restricted Stock shall thereupon be forfeited to the Company.

APPENDIX B

NON-GAAP FINANCIAL INFORMATION

Adjusted Operating Cash Flow of the Company is a non-GAAP (Generally Accepted Accounting Principles) financial measure. No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance.

The table below reconciles 2014 Adjusted Operating Cash Flow to operating loss, the most directly comparable measure under GAAP.

(Thousands of Dollars)	Amount

Operating income	113,199
Equity in earnings of associated companies	(8,297)
Depreciation and amortization	48,511
Gain on sales of assets, net	(1,338)
Impairment of intangible and other assets	2,980
Workforce adjustments	1,265
TNI Partners (100%)	10,592
Madison Newspapers, Inc. (100%)	17,422
Adjusted operating cash flow	184,334

Shareowner Services™ P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET - www.proxypush.com/lee
Use the Internet to vote your proxy until 11:59 p.m. (CST) on February 17, 2015.

PHONE - 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on February 17, 2015.

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

i	Please detach here	i

1.	To elect three directors for terms of three years:	01	Brent Magid	03	Gregory P. Schermer	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	William E. Mayer
	To elect one director for a term of one year	04	Mark B. Vittert

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm; and	☐ For ☐ Against ☐ Abstain

3.	To consider and act upon a proposal to amend the Amended and Restated 1990 Long-Term Incentive Plan.	☐ For ☐ Against ☐ Abstain

THIS PROXY when properly executed will be voted as directed or, if no direction is given and on such other business as may properly come before the Annual Meeting or any adjournment thereof, will be voted as the Board recommends or otherwise determines in its discretion.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s) appear(s) on the
Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corpo-rations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 18, 2015
9:00 a.m. (CST)

Lee Enterprises Corporate Offices
201 N. Harrison St.
Fourth Floor
Davenport, IA 52801

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 18, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.